EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 17th day of December, 2005, by and between CITY CENTRAL BANCORP, INC. (F/K/A DE NOVO HOLDINGS, INC.), a Michigan corporation (hereafter the “Company”) and SATISH B. JASTI, a resident of West Bloomfield Township, Michigan (hereafter the “Executive”).

WHEREAS, the Executive has considerable experience, expertise and training in management related to banking and services offered by the Company and to be offered through a proposed subsidiary bank, City Central Bank (“Bank”); and

WHEREAS, the Company desires and intends to cause the Executive to be employed as President and Chief Executive Officer of both the Bank and the Company pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel; and

WHEREAS, both the Company and the Executive has agreed to certain changes to this Agreement since the date the Agreement was executed, which changes are contained in this amended and restated agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Executive and the Company agree as follows:

DURATION

1. This Agreement shall continue in full force and effect for a period beginning on the date the Bank opens for business (“Hire Date”) and will expire and terminate by its own terms on the later of September 30, 2009 or as of a date three (3) years after the date that the Hire Date (“Expiration Date”) unless either party elects to terminate this Agreement prior to the Expiration Date, in accordance with the TERMINATION provisions set forth below.

2. Both the Company and the Executive acknowledge and agree that, subsequent to the Expiration Date, the parties may agree to continue the employment relationship upon such terms as they may mutually agree. Following the initial term, this Agreement shall automatically renew annually for an additional one (1) year term unless either party elects to terminate the Agreement by sending written notice of non-renewal at least thirty (30) days prior to the expiration of the then current term. Both parties acknowledge and agree that, in the event that the Agreement does not renew, this Agreement shall automatically terminate upon the expiration of the then current term without any additional liability or obligation on the part of either party, except as expressly provided herein.

COMPENSATION

3. All payments of salary and other compensation to the Executive shall be payable in accordance with the ordinary payroll and other policies and procedures of the Company or the Bank, as applicable.

a. For the first year after the Opening Date, the Executive will receive a base salary of $140,000.00, payable on a semi-monthly basis in equal amounts of $5833.33 and appropriately prorated for partial months at the commencement and end of the term of the Agreement..

b. During the remaining term of this Agreement, the Executive’s annual base salary shall be reviewed by the Company’s Board of Directors as of the 31st day of December of each subsequent year, as provided in Section 6 of this Agreement; provided, however, in no event shall the Executive’s base salary be less than the base salary and benefits stated in sections 3, 4 and 5.

c. Before the Opening Date, a disinterested majority of the Board of Directors of the Company will consider the adoption of an executive discretionary performance based bonus plan.

d. At conclusion of the initial stock offering of the Company, the Company shall grant to the Executive a number of options to purchase shares of common stock of the Company having a term of ten (10) years from the date of the grant of such options. Such options, upon the grant of the options, will enable the Executive to purchase a number of shares of Company common stock equal to a minimum of 33,000 shares or three percent (3%) of the total number of shares of common stock issued in the initial stock offering. The exercise price for the stock options to be received by the Executive shall be equal to the offering price of the Company common stock in its initial offering. The terms of the Company’s stock option plan shall control in the event of any conflict with the terms of this Agreement. The options shall be evidenced by a stock option agreement, which shall have such terms as are consistent with those set forth above and such additional terms as may be set forth in the stock option agreement or the stock option plan pursuant to which the options are granted.

Both the Company and the Executive acknowledge that such compensation and the other covenants and agreements of the Company contained herein are fair and adequate compensation for the Executive’s services, and for the mutual promises described below.

e. The Company or Bank shall also provide the Executive with a salary continuation plan, with such terms as are approved by Executive and the Board of Directors of the Bank or the Company, as the case might be. The Company shall also permit Executive to participate in any 401K plan established by the Company or the Bank.

f. The Company or Bank shall also provide the Executive with term life insurance coverage in an amount not less than $500,000 and having a term not less than ten years.

4. The Company and the Executive acknowledge and agree that the Company shall provide the Executive with the use of an automobile or a car allowance of not less than $750 per month. If the executive uses his own car, he will make the Company or Bank additional insured on his insurance policy. The Company shall also reimburse the Executive for all reasonable expenses, including, but not limited to, membership dues, travel expenses, lodging expenses, meals and entertainment expenses, including without limitation, all reasonable expenses incurred in the performance of his duties and obligations under this Agreement, provided, however, that the Executive shall be required to submit receipts or other acceptable documentation to the Cashier, Chief Financial Officer or other appropriate bank officer to verify such expenses prior to any reimbursements. The Company or the Bank shall pay, or reimburse Executive, for membership fees and monthly membership dues, up to a maximum amount of $500 per month at country club or business club, which must be acceptable to the Board of Directors.

5. The Company and the Executive acknowledge and agree that, subject to the provisions of Paragraph 7 of this Agreement, the Executive shall be entitled to receive as partial consideration for this Agreement, and the Company or the Bank shall be obligated to provide, employee and dependent health insurance, employee and dependent dental insurance, paid sick leave and four (4) weeks of paid vacation per year, and any additional benefits provided to all Bank employees all in accordance with the Bank’s employment policies.

6. The Company and the Executive acknowledge that, during the term of employment of the Executive pursuant to this Agreement, the Executive’s compensation will be subject to an annual review in consistance safe and sound banking practices and in the discretion of the Board of Directors of the Company.

7. The Executive acknowledges and agrees that any employee benefits provided to the Executive by the Company incident to the Executive’s employment are governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

8. The Company shall have the right to deduct from any payment of compensation to Executive hereunder any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by Executive.

RESPONSIBILITIES

9. The Executive acknowledges and agrees that he shall be employed as President and Chief Executive Officer of both the Bank and of the Company. The Executive covenants and agrees that he will faithfully devote his best efforts and his primary focus to his positions with the Company, the Bank and their respective subsidiaries.

10. The Executive acknowledges and agrees that the duties and responsibilities of the Executive required by his positions as President and Chief Executive Officer of both the Bank and the Company are wholly within the discretion of their respective Boards of Directors, and may be modified, or new duties and responsibilities imposed by the Company’s Board of Directors, at any time, without the approval or consent of the Executive. However, these new duties and responsibilities may not constitute immoral or unlawful acts. In addition, the new duties and responsibilities must be consistent with the Executive’s role as President or Chief Executive Officer of a financial institution.

11. The Executive acknowledges and agrees that, during the term of this Agreement, he has a fiduciary duty of loyalty to the Company, and that he will not engage in any activity during the term of this Agreement, which will or could, in any significant way, harm the business, business interests, or reputation of the Company.

NONCOMPETITION

12. The Executive acknowledges and agrees that he will not, at any time during the existence of the employment relationship between the Company or Bank, directly or indirectly engage in competition with the Company or Bank, and the Executive will not on his own behalf, or as another’s agent, employee, partner, shareholder or otherwise, engage in any of the same or similar duties and/or responsibilities required by the Executive’s positions with the Company and the Bank, other than as an employee of the Company or the Bank pursuant to this Agreement, or as specifically approved by the Board of Directors.

The Executive covenants and agrees that for a period of one year subsequent to a voluntary termination of this Agreement by the Executive, other than as a result of a “constructive termination” as defined in Paragraph 17, the Executive shall not directly or indirectly engage in competition with the Company or the Bank, within Oakland County (herein after referred to as the “post voluntary termination non compete area”) and the Executive will not on his own behalf, or as another’s agent, employee, partner, shareholder or otherwise, engage, within the post voluntary termination non compete area in any of the same or similar duties and/or responsibilities required by the Executive’s positions with the Company or the Bank. The Executive acknowledges and agrees that the rights provided by this Paragraph to the Company are cumulative with other rights granted the Company under this Agreement. The Company covenants and agrees that if it chooses to enforce the provisions of this Paragraph, the Executive shall be entitled to payment of $140,000.00 or the equivalent of the Executive’s then current annual salary, whichever is greater, less statutory payroll deductions, payable in twenty-four (24) equal disbursements in accordance with the Company’s ordinary payroll policies and procedures, beginning with the first payroll after the termination becomes effective.

If the Company believes, in good faith after consultation with its counsel, that Executive is in violation or breach of this Agreement, the Company may refuse to make further non-compete payments under this Paragraph 12 and may seek full restitution of all non-compete payments previously paid by the Company to Executive up to and including the date of such violation or breach by Executive.

The Executive also acknowledges and agrees that in exchange for the non competition agreement set forth in this Paragraph, the Executive will receive substantial, valuable consideration including: (i) confidential trade secret and proprietary information relating to the identity and special needs of the Company’s and Bank’s current and prospective customers, the Company’s and Bank’s current and prospective services, the Company’s and Bank’s business projections and market studies, the Company’s and Bank’s business plans and strategies, the Company’s and Bank’s studies and information concerning special services unique to the Company and the Bank; (ii) employment; and (iii) compensation and benefits as described in this Agreement.

Executive acknowledges and agrees that the non-competition restriction set forth above is ancillary to an otherwise enforceable agreement and supported by independent valuable consideration as required by law. Executive further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by this Paragraph are reasonable and acceptable to him, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Company and the Bank. Executive acknowledges and agrees that the primary purpose of the restrictive covenants contained herein is to protect the proprietary information and goodwill of the Company and the Bank.

Executive acknowledges and agrees that if, at some later date, a court of competent jurisdiction determines that the non-competition agreement set forth in this Paragraph does not meet the criteria set forth by law, this paragraph may be reformed by the court and enforced to the maximum extent permitted under the laws of the State of Michigan.

If Executive is found to have violated any of the provisions of the non competition covenants contained herein, Executive agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by Executive. It is the intent of this Paragraph that the running of the restrictive period of any covenant shall be tolled during any period of violation of such covenant so that the Company may obtain the full and reasonable protection for which it contracted and so that Executive may not profit by breach thereof.

NONINTERFERENCE

13. The Executive covenants and agrees that, for a period of one year subsequent to the termination of this Agreement, whether such termination occurs at the insistence of the Company or the Executive, the Executive shall not: (i) recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of the Company or the Bank (for purposes of this covenant, “other employees” shall refer to employees who are still actively employed by, or doing business with, the Company at the time of the attempted recruiting or hiring) nor shall the Executive contact or communicate with any other employees of the Company or the Bank for the purpose of inducing other employees to terminate their employment with the Company of the Bank or (ii) solicit, directly or by assisting others, the banking business of any customers of the Company or the Bank as of the date of such termination.

The Executive acknowledges and agrees that in exchange for the execution of the noninterference agreement set forth above, the Executive will receive substantial, valuable consideration including: (i) confidential trade secret and proprietary information relating to the identity and special needs of the Company’s and Bank’s current and prospective customers, the Company’s and Bank’s current and prospective services, the Company’s and Bank’s business projections and market studies, the Company’s and Bank’s business plans and strategies, the Company’s and Bank’s studies and information concerning special services unique to the Company and the Bank; (ii) employment; and (iii) compensation and benefits as described in this Agreement. The Executive acknowledges and agrees that this constitutes fair and adequate consideration for the execution of the noninterference agreement set forth above.

REMEDIES

14. In the event that the Executive violates any of the provisions set forth in this Agreement relating to NONINTERFERENCE and NONCOMPETITION, the Executive acknowledges and agrees that the Company may suffer immediate and irreparable harm. Consequently, the Executive acknowledges and agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation.

TERMINATION

15. The Executive acknowledges and agrees that the Board of Directors of the Company reserves the right to terminate this Executive Agreement, for any reason, by providing the Executive with thirty (30) days’ written notice of the termination, delivered in person, or by certified U.S. mail to the Executive’s last known address reflected in the Company’s personnel records. Such notice shall be effective upon personal delivery or three days after mailing by certified mail. However, if the Agreement is terminated at the Company’s insistence without “good cause” as defined in this Agreement, the Company covenants and agrees to provide the Executive with the SEVERANCE set forth below in this Agreement.

16. The Executive acknowledges and agrees that the Company may terminate this Agreement at any time, without notice, for any “good cause” defined as the following:

(a) The determination of the Board of Directors, in the exercise of its reasonable judgment, that the Executive has violated any provision of this Agreement or is grossly negligent in the performance of his duties hereunder, and fails to cure such violation or the effects of such gross negligence within a reasonable period after written notice to the Executive by the Company specifying in reasonable detail the alleged violation;

(b) In the event the Executive is indicted for a felony, or a misdemeanor involving moral turpitude;

(c) Notice of intent (such as a “15 day letter”) to pursue the suspension or removal of Executive by bank regulatory authorities;

(d) The Board of Directors, in the exercise of its reasonable judgment and in good faith, that the executive’s job performance is substantially unsatisfactory and the executive has failed to cure such performance within a reasonable period after written notice to the executive by the Bank specifying in reasonable detail the nature of the unsatisfactory performance.

17. The Company acknowledges and agrees that the Executive reserves the right to terminate this Agreement at any time, for any reason, with or without cause, by providing thirty (30) days written notice, by personal delivery or certified United States mail, to the Company at its principal business address of the Executive’s intention to terminate this Agreement. Such notice shall be effective upon personal delivery or three days after mailing by certified mail. In the event that the Executive does so because of a “constructive termination” as defined in this Agreement, the Company covenants and agrees to provide the Executive with the SEVERANCE set forth below in this Agreement. “Constructive termination” shall mean any circumstance pursuant to which Executive’s compensation is diminished, his job title is changed to a position of lesser importance, or his responsibilities are materially reduced. If Executive voluntarily terminates the Agreement (i.e., resigns), the Executive shall be entitled to receive any accrued base salary up to and including the effective date of resignation, plus accrued bonuses, any other earned compensation, rights to stock options, pension credits, unused vacation time, employer match of 401k contributions, profit sharing plan and any other employee and/or management benefits earned up to and including the resignation date.

18. The Executive acknowledges and agrees that in the event of the Executive’s death, this Agreement will terminate immediately, without notice, on the date of the Executive’s death. The Executive acknowledges and agrees that, in the event of his death, the Company will pay to the Executive’s estate all compensation including but not limited to base salary, plus bonuses, director’s fees, rights to stock options, pension credits, unused vacation time, employer match of 401k contributions, profit sharing plan, and non-qualified deferred compensation plan, due and owing through the date of the Executive’s death. To the maximum extent, and for the term, permitted by the health benefit provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1986, if Executive dies during the term of this Agreement and while in the employ of the Bank, the Bank shall provide or maintain health insurance benefits, at the Bank’s expense, for Executive’s immediate family.

19. The Executive acknowledges and agrees that this Agreement will terminate immediately, without notice, in the event the Executive becomes physically or mentally disabled, as defined by 29 C.F.R. § 1630.2(g)(1), and cannot perform the essential functions of his position, with or without reasonable accommodation for the period designated by the Executive’s disability insurance after which disability payments will begin.

20. The Executive acknowledges and agrees that in the event of termination of this Agreement, for whatever reason, whether at the insistence of the Executive or at the insistence of the Company, the Executive will return to the Company within seventy-two (72) hours of the time when notice of termination is communicated by either party, or sooner if requested by the Company, any and all equipment, literature, documents, data, information, order forms, memoranda, correspondence, customer and prospective customer lists, customer’s orders, records, cards or notes acquired, compiled or coming into the Executive’s knowledge, possession or control in connection with his activities as an employee of the Company or the Bank, as well as all machines, parts, equipment or other materials received from the Company or the Bank or from any of its customers, agents or suppliers, in connection with such activities.

CHANGE IN CONTROL

21. The parties acknowledge that the Executive has agreed to assume the position of President and Chief Executive Officer of both the Company and the Bank and to enter into this Agreement based on his confidence in the current owners of the Company and the direction of the Company provided by the current Board of Directors. If the Company should undergo a “Change of Control,” as defined below, and there is a material change in the Executive’s responsibilities, duties, terms or location of employment, then the Executive, at his option, may notify the Company at any time within sixty (60) days following such Change of Control, by personal delivery or certified U.S. mail, that he intends to terminate this Agreement based upon the Change of Control. Notice of termination shall be effective upon delivery or three (3) days after mailing by certified mail.

In the event that Executive is terminated by the Company or the Bank within sixty (60) days following such change in control for any reason other than for Good Cause, Executive shall be entitled to elect to receive as severance the lump sum amount determined pursuant to Paragraph 22 upon written notice to the Company or the Bank, in which case the severance provisions of Paragraph 24 shall not apply.

22. In the event that the Executive elects to terminate this Agreement based upon a Change in Control, the Company covenants and agrees to pay to the Executive as severance compensation, 1.99 times the Executive’s then current annual salary, less statutory payroll deductions as defined in section 280G(b)3 of the Internal Revenue Code of 1986, as amended (“Code”) within 30 days of such notice.

In the event that any compensation payable under this Agreement is determined to be a “parachute payment” subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), the Bank agrees to pay to the Executive an additional sum (the “Gross Up”) in an amount such that the net amount retained by the Executive, after receiving both the payment and the Gross Up and after paying: (i) any Excise Tax on the payment and the Gross Up, and (ii) any federal, state, and local income taxes on the Gross Up, is equal to the amount of the payment.

For purposes of determining the Gross Up, the Executive shall be deemed to pay federal, state, and local income taxes at the highest marginal rate of taxation in his filing status of the calendar year in which the payment is to be made bases upon the Executive’s domicile on the date of the event that triggers the Excise Tax. The determination of whether such Excise Tax is payable and the amount of such Excise Tax shall be based upon the opinion of tax counsel selected by the Bank, subject to the reasonable approval of the Executive. If such opinion is not finally accepted by the Internal Revenue Service, then appropriate adjustments shall be calculated (with additional Gross Up determined based on the principals outlined in the previous paragraph, if applicable) by such tax counsel based upon the final amount of Excise Tax so applicable, within thirty (30) days after such calculations are completed, but in no event later than April 1st of the year following the event that triggers the Excise Tax. Such compensation shall be payable in equal disbursements in accordance with the Bank’s ordinary payroll policies and procedures. The Executive will also continue to receive his automobile allowance provided by the Company or the Bank for a period of twelve (12) months following the date of termination. The Executive will also be permitted to retain in his own name the country club and business club membership provided for in this Agreement. The Company agrees in such instance to pay for the Executive’s country club and business club dues for one year after the termination of this Agreement.

23. As used in this Agreement, a “Change of Control” shall be deemed to have occurred in any of the following instances:

(a) A reorganization, merger, consolidation or other corporate transaction involving the Company, in each case, with respect to which the shareholders of the Company, immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities;

(b) the Company or the Bank sells, transfers or assigns all or substantially all of its assets to any third party; or

(c) there is an acquisition of more than twenty percent (30%) of the outstanding voting securities of the Company or the Bank pursuant to any transaction or combination of transactions by any person, entity or group within the meaning of such terms in the Securities Exchange Act of 1934, as amended;

Notwithstanding anything contained herein to the contrary, if Executive’s employment is terminated and he reasonably demonstrates that such termination was at the request of a third party who has indicated an intention of taking steps reasonably calculated to effect a Chang in Control and who effects a Change in Control, or such termination otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes hereof, a Chang in Control shall be deemed to have occurred on the day immediately prior to the date of such termination of his employment.

SEVERANCE

24. The Executive and the Company acknowledge and agree that, if the Company elects to terminate this Agreement at any time prior to the Expiration Date, for any reason other than “good cause” as defined in this Agreement, the Executive shall be entitled to severance pay. Such severance pay shall be equal to 100% of the Executive’s then current annual salary, less statutory payroll deductions, payable in twelve (24) equal disbursements in accordance with the Company’s ordinary payroll policies and procedures, beginning on the date that the notice of termination becomes effective.

SEVERABILITY

25. The Executive acknowledges and agrees that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, the Executive acknowledges and agrees that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

WAIVER

26. The parties acknowledge and agree that the failure of either to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

SUCCESSORS AND ASSIGNS

27. The Executive acknowledges and agrees that this Agreement may be assigned by the Company to any successor-in-interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Agreement will be fully binding upon, and may be enforced by the Executive against, any successor and/or assignee of the Company.

28. The Executive acknowledges and agrees that his obligations, duties and responsibilities under this Agreement are personal and shall not be assignable, and that this Agreement shall be enforceable by the Executive only. In the event of the Executive’s death, this Agreement shall be enforceable by the Executive’s estate, executors and/or legal representatives, only to the extent provided herein.

CHOICE OF LAW

29. Both parties acknowledge and agree that the law of the State of Michigan will govern the validity, interpretation and effect of this Agreement, and any other dispute relating to, or arising out of, the employment relationship between the Company and the Executive.

MODIFICATION

30. Both parties acknowledge and agree that this Agreement and the other agreements and plans referenced herein constitute the complete and entire agreement between the parties; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, related to this subject matter are expressly superseded and revoked by this Agreement.

31. Both parties acknowledge and agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement; (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed by the Executive; and (iv) is approved by a disinterested majority of the Board of Directors of the Company.

INDEMNIFICATION

32. During the term of this Agreement, the Company shall indemnify the Executive against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys’ fees) relating to his employment by the Company to the fullest extent permissible under the Company’s Articles of Incorporation and the Bank’s Articles of Association and may purchase such indemnification insurance as the Board of Directors may from time to time determine.

LEGAL CONSULTATION

33. The Executive and the Company acknowledge and agree that both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing the agreement. The Executive acknowledges that he is not represented by Jenkens & Gilchrist, P.C. in connection with the preparation and negotiation of this Agreement, and that Jenkens & Gilchrist, P.C. represents the Company.

NOTICES

34. Any and all notices of documents or other notices required to be delivered under the terms of this Agreement shall be addressed to each party as follows:

EXECUTIVE:

Name: Satish B. Jasti
Address: 2995 Saddlewood Road, West Bloomfield, MI 48324

COMPANY:

City Central Bancorp, Inc. (F/K/A De Novo Holdings, Inc.)
P.O. Box 250428
West Bloomfield, MI 48325-0428

EXECUTED ON THIS DATE FIRST WRITTEN ABOVE IN _________, ________.

“EXECUTIVE”

/s/ Ravi Gullapalli	/s/ Satish B. Jasti
WITNESS	Satish B. Jasti

“COMPANY”

CITY CENTRAL BANCORP, INC.(F/K/A DE NOVO HOLDINGS, INC.

/s/ Ravi Gullapalli	/s/ Jitendra Patel 12/17/05
WITNESS	Name: Jitendra Patel
Chairman, Personnel Committee